NATUS MEDICAL INCORPORATED
2018 EQUITY INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK AWARD
GRANT NUMBER:
Unless otherwise defined herein, the terms defined in the Natus Medical Incorporated 2018 Equity Incentive Plan (the “Plan”) will have the same meanings in this Notice of Restricted Stock Award and any electronic representation of this Notice of Restricted Stock Award established and maintained by Natus Medical Incorporated (“Natus” or the “Company”) or a third party designated by the Company (this “Notice”).
Name:
Address:
You (“Participant”) have been granted an the opportunity to purchase Shares of Common Stock of the Company that are subject to restrictions (the “Restricted Shares”) and the terms and conditions of the Plan, this Notice and the attached Restricted Stock Purchase Agreement (the “Restricted Stock Purchase Agreement”), including any special terms imposed by the Committee for non U.S. jurisdictions.
Total Number of Restricted Shares Awarded:
Fair Market Value per Restricted Share:    $
Total Fair Market Value of Award:    $
Purchase Price per Restricted Share:    $
Total Purchase Price for all Restricted Shares:    $
Date of Grant:
Vesting Commencement Date:

Vesting Schedule:
Subject to the limitations set forth in this Notice, the Plan and the Restricted Stock Purchase Agreement, the Restricted Shares will vest and the right of repurchase will lapse, in whole or in part, in accordance with the following schedule:

[Insert applicable vesting schedule]

[Include for performance awards: The number of Restricted Shares that Participant will have vested in pursuant to the performance targets set forth above will be determined by Natus and certified by the Compensation Committee of the Board.]

By accepting (whether in writing, electronically or otherwise) the opportunity to purchase the Restricted Shares, Participant acknowledges and agrees to the following:

Participant understands that Participant’s employment or consulting relationship or service with Natus or a Parent or Subsidiary of Natus is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), and that nothing in this Notice, the Restricted Stock Purchase Agreement or the Plan changes the nature of that relationship, except where otherwise prohibited by applicable law. Participant acknowledges and agrees that the Vesting Schedule may change prospectively in the event that Participant’s service status changes between full and part time status in accordance with Natus policies relating to work schedules and vesting of awards. Participant acknowledges that the vesting of the

Restricted Shares pursuant to this Notice is earned only by continuing service as an Employee, Director or Consultant of Natus or a Parent or Subsidiary of Natus. Participant also understands that this Notice is subject to the terms and conditions of both the Restricted Stock Purchase Agreement and the Plan, both of which are incorporated herein by reference. Participant has read both the Restricted Stock Purchase Agreement and the Plan. By acceptance of this opportunity to purchase the Restricted Shares, Participant consents to the electronic delivery as set forth in the Restricted Stock Purchase Agreement. If the Restricted Stock Purchase Agreement is not executed by Participant within thirty (30) days of the date this Notice and the Restricted Stock Purchase Agreement was delivered to the Participant, then this grant will be voidable by Natus.

NATUS MEDICAL INCORPORATED
2018 EQUITY INCENTIVE PLAN
RESTRICTED STOCK PURCHASE AGREEMENT
THIS RESTRICTED STOCK PURCHASE AGREEMENT (this “Agreement”) is made by and between Natus Medical Incorporated, a Delaware corporation (“Natus” or the “Company”), and Participant pursuant to the Natus Medical Incorporated 2018 Equity Incentive Plan (the “Plan”). Unless otherwise defined herein, the terms defined in the Plan will have the same meanings in this Agreement.
1.Sale of Stock. Subject to the terms and conditions of this Agreement, on the Purchase Date (as defined below) Natus will issue and sell to Participant, and Participant agrees to purchase from Natus the number of Shares shown on the Notice of Restricted Stock Award (the “Notice”) at the purchase price per Share set forth in the Notice. The per Share purchase price of the Shares may be zero. The term “Shares” refers to the purchased Shares and all securities received in replacement of or in connection with the Shares pursuant to stock dividends or splits, all securities received in replacement of the Shares in a recapitalization, merger, reorganization, exchange or the like, and all new, substituted or additional securities or other properties to which Participant is entitled by reason of Participant’s ownership of the Shares.
2.    Time and Place of Purchase. The purchase and sale of the Shares under this Agreement will occur at the principal office of Natus simultaneously with the execution of this Agreement by the parties, or on such other date as Natus and Participant will agree (the “Purchase Date”). On the Purchase Date, Natus will issue uncertificated shares designated for the Participant in book entry form on the records of Natus’s transfer agent, representing the Shares to be purchased by Participant against payment of the purchase price therefor (if any) by Participant by (a) check made payable to Natus, (b) Participant’s personal services that the Committee has determined have already been rendered to Natus, or (c) a combination of the foregoing. If Participant has previously rendered services to Natus, the purchase price will be paid pursuant to (b) above.
3.    Restrictions on Resale. By signing this Agreement, Participant agrees not to sell any Shares acquired pursuant to the Plan and this Agreement at a time when applicable laws, regulations or Natus or underwriter trading policies prohibit exercise or sale. This restriction will apply as long as Participant is providing service to Natus or a Subsidiary of Natus.
3.1    Repurchase Right on Termination Other Than for Cause. For the purposes of this Agreement, a “Repurchase Event” will mean an occurrence of one of the following:
(i)    termination of Participant’s service, whether voluntary or involuntary and with or without cause;
(ii)    resignation, retirement or death of Participant; or
(iii)    any attempted transfer by Participant of the Shares, or any interest therein, in violation of this Agreement.
Upon the occurrence of a Repurchase Event, Natus will have the right (but not an obligation) to purchase the Unvested Shares of Participant at a price equal to the Purchase Price per Restricted Share as set forth in the Notice (the “Repurchase Right”). The Repurchase Right will lapse in accordance with the vesting schedule set forth in the Notice. For purposes of this Agreement, “Unvested Shares” means Shares pursuant to which Natus’s Repurchase Right has not lapsed.
3.2    Exercise of Repurchase Right.

(i)    If the per Share purchase price is zero, then on the date of termination of Participant’s service to Natus or a Subsidiary of Natus, the Repurchase Right will be deemed automatically exercised. Execution of this Agreement by Participant constitutes written notice to Participant of Natus’s intention to exercise its Repurchase Right with respect to all Unvested Shares to which such Repurchase Right applies at the time of Termination of Participant. As a result of any repurchase of Unvested Shares pursuant to the Repurchase Right, Natus will become the legal and beneficial owner of Unvested Shares being repurchased and will have all rights and interest therein or related thereto, and Natus will have the right to transfer to its own name the number of Unvested Shares being repurchased by Natus, without further action by Participant.
(ii)    If the per Share purchase price is greater than zero, then unless Natus provides written notice to Participant within 90 days from the date of termination of Participant’s service to Natus or a Subsidiary of Natus that Natus does not intend to exercise its Repurchase Right with respect to some or all Unvested Shares, the Repurchase Right will be deemed automatically exercised by Natus as of the 90th day following such termination, provided that Natus may notify Participant that it is exercising its Repurchase Right as of a date prior to such 90th day. Unless Participant is otherwise notified by Natus pursuant to the preceding sentence that Natus does not intend to exercise its Repurchase Right as to some or all Unvested Shares, execution of this Agreement by Participant constitutes written notice to Participant of Natus’s intention to exercise its Repurchase Right with respect to all Unvested Shares to which such Repurchase Right applies at the time of Termination of Participant. Natus, at its choice, may satisfy its payment obligation, if any, to Participant with respect to exercise of the Repurchase Right by (A) delivering a check to Participant in the amount of the purchase price for Unvested Shares being repurchased, (B) in the event Participant is indebted to Natus, canceling an amount of such indebtedness equal to the purchase price for Unvested Shares being repurchased, (C) in the event Participant purchased Unvested Shares pursuant to Section 2(b), at the time of Termination of Participant, Participant will forfeit all of Participant’s Unvested Shares or (D) by a combination of (A) and (B) so that the combined payment and cancellation of indebtedness equals such purchase price. In the event of any deemed automatic exercise of the Repurchase Right by canceling an amount of such indebtedness equal to the purchase price for Unvested Shares being repurchased, such cancellation of indebtedness will be deemed automatically to occur as of the 90th day following termination of Participant’s employment or consulting relationship unless Natus otherwise satisfies its payment obligations. As a result of any repurchase of Unvested Shares pursuant to the Repurchase Right, Natus will become the legal and beneficial owner of Unvested Shares being repurchased and will have all rights and interest therein or related thereto, and Natus will have the right to transfer to its own name the number of Unvested Shares being repurchased by Natus, without further action by Participant.
3.3    Acceptance of Restrictions. Acceptance of the Shares will constitute Participant’s agreement to such restrictions and the legending of his or her certificates or the notation in Natus’s direct registration system for stock issuance and transfer of such restrictions and accompanying legends set forth in Section 4.1 with respect thereto. Notwithstanding such restrictions, however, so long as Participant is the holder of the Shares, or any portion thereof, he or she will be entitled to receive all dividends declared on and to vote the Shares and to all other rights of a stockholder with respect thereto.
3.4    Non-Transferability of Unvested Shares. In addition to any other limitation on transfer created by applicable securities laws or any other agreement between Natus and Participant, Participant may not transfer any Unvested Shares, or any interest therein, unless consented to in writing by a duly authorized representative of Natus. Any purported transfer is void and of no effect, and no purported transferee thereof will be recognized as a holder of Unvested Shares for any purpose whatsoever. Should such a transfer purport to occur, Natus may refuse to carry out the transfer on its books, set aside the transfer, or exercise any other legal or equitable remedy. In the event Natus consents to a transfer of Unvested Shares, all transferees of Shares or any interest therein will receive and hold such Shares or interest subject to the provisions of this Agreement, including, insofar as applicable, the Repurchase Right. In the event of any purchase by Natus hereunder where the Shares or interest are held by a transferee, the transferee will be obligated, if requested by Natus, to transfer the Shares or interest to Participant for consideration equal to the amount to be paid by Natus hereunder. In the event the Repurchase Right is deemed exercised by Natus, Natus may deem any transferee to have transferred the Shares or interest to Participant prior to their purchase by Natus, and payment of the purchase price by Natus to such transferee will be deemed to satisfy Participant’s obligation to pay such transferee for such Shares or interest, and also to satisfy Natus’s obligation to pay Participant for such Shares or interest.
3.5    Assignment. The Repurchase Right may be assigned by Natus in whole or in part to any persons or organization.
3.6    Rights Associated With Restricted Stock Award. Any dividends and other distributions paid with respect to Unvested Shares will be held by Natus as escrow agent until the Shares vest in accordance with the vesting schedule set forth in the Notice. Upon termination of the Repurchase Right with respect to such Unvested Shares, such dividends or other distributions will be distributed to the affected Participant or forfeited with respect to the Shares as to which they were paid.
3.7    Termination. For purposes of the Shares, Participant’s service will be considered terminated as of the date Participant is no longer providing services to Natus, its Parent or one of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) (the “Termination Date”). The Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Shares (including whether Participant may still be considered to be providing services while on an approved leave of absence). Unless otherwise provided in this Agreement or determined by Natus, Participant’s right to vest in the Unvested Shares under the Plan, if any, will terminate as of the Termination Date and will not be extended by any notice period (e.g., Participant’s period of services would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any).
4.    Restrictive Legends and Stop Transfer Orders.
4.1    Legends. The certificate or certificates or book entry or book entries representing the Shares will bear or be noted by Natus’s transfer agent with the following legend (as well as any legends required by applicable state and federal corporate and securities laws):
THE SHARES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN NATUS AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF NATUS.
4.2    Stop-Transfer Notices. Participant agrees that, in order to ensure compliance with the restrictions referred to herein, Natus may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if Natus transfers its own securities, it may make appropriate notations to the same effect in its own records.
4.3    Refusal to Transfer. Natus will not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as the owner or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares will have been so transferred.
5.    No Rights as Employee, Director or Consultant. Nothing in this Agreement will affect in any manner whatsoever the right or power of Natus, or a Parent or Subsidiary of Natus, to terminate Participant’s service, for any reason, with or without Cause.

6.    Withholding Taxes. Participant acknowledges that, regardless of any action taken by Natus or, if different, Participant’s employer (the “Employer”) the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount actually withheld by Natus or the Employer. Participant further acknowledges that Natus and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Shares, including, but not limited to, the grant, purchase or vesting of the Shares and the subsequent sale of Shares acquired pursuant to such purchase; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Shares to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that Natus and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. PARTICIPANT SHOULD CONSULT A TAX ADVISER APPROPRIATELY QUALIFIED IN THE COUNTRY OR COUNTRIES IN WHICH PARTICIPANT RESIDES OR IS SUBJECT TO TAXATION.
Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to Natus and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes Natus and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)	withholding from Participant’s wages or other cash compensation paid to Participant by Natus and/or the Employer; or

(ii)
withholding from proceeds of the sale of Shares acquired upon purchase of the Shares either through a voluntary sale or through a mandatory sale arranged by Natus (on Participant’s behalf pursuant to this authorization); or

(iii)	withholding in Shares upon vesting of the Shares, provided Natus only withholds the amount of Shares necessary to satisfy no more than the maximum applicable statutory withholding amounts;

(iv)	Participant’s payment of a cash amount (including by check representing readily available funds or a wire transfer); or

(v)	any other arrangement approved by the Committee.
all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided, however, that if Participant is a Section 16 officer of the Company under the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) will establish the method of withholding from alternatives (i)-(v) above, and the Committee will establish the method prior to the Tax-Related Items withholding event.
If Participant is a Section 16 officer of the Company under the Exchange Act, unless determined otherwise by the Committee in advance of a Tax-Related Items withholding event, the method of withholding for these Shares will be (iii) above.
Depending on the withholding method, Natus may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including up to the maximum permissible statutory rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of

Shares subject to the vested Shares, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. The Fair Market Value of these Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the Tax-Related Items withholding.
Finally, Participant agrees to pay to Natus or the Employer any amount of Tax-Related Items that Natus or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. Natus may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.
7.    Nature of Grant. By purchasing the Shares, Participant acknowledges, understands and agrees that:
7.1    the Plan is established voluntarily by Natus, it is discretionary in nature and it may be modified, amended, suspended or terminated by Natus at any time, to the extent permitted by the Plan;
7.2    the grant of the right to purchase the Shares is voluntary and occasional and does not create any contractual or other right to receive future grants of rights to purchase Shares, or benefits in lieu of rights to purchase Shares, even if rights to purchase Shares have been granted in the past;
7.3    all decisions with respect to future rights to purchase Shares or other grants, if any, will be at the sole discretion of Natus;
7.4    the grant of the right to purchase Shares and Participant’s participation in the Plan will not create a right to employment or be interpreted as forming an employment or services contract with Natus, the Employer or any Parent or Subsidiary of Natus;
7.5    Participant is voluntarily participating in the Plan;
7.6    the right to purchase the Shares and the Shares are not intended to replace any pension rights or compensation;
7.7    the right to purchase the Shares and the Shares, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
7.8    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
7.9    no claim or entitlement to compensation or damages will arise from forfeiture or repurchase of the Shares resulting from Participant’s Termination, and in consideration of the grant of the right to purchase the Shares to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against Natus, or any Parent or Subsidiary of Natus or the Employer, waives his or her ability, if any, to bring any such claim, and releases Natus, any Parent or Subsidiary of Natus and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant will be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;
7.10    unless otherwise provided in the Plan or by Natus in its discretion, the right to purchase the Shares and the benefits evidenced by this Agreement do not create any entitlement to have the right to purchase the Shares, the Shares or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any Corporate Transaction affecting the Shares; and
7.11    the following provisions apply only if Participant is providing services outside the United States:
(i)    the right to purchase the Shares and the Shares are not part of normal or expected compensation or salary for any purpose;
(ii)    Participant acknowledges and agrees that neither Natus, the Employer nor any Parent or Subsidiary of Natus will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Shares or of any amounts due to Participant pursuant to the purchase of the Shares or the subsequent sale of any Shares.
8.    Miscellaneous.
8.1    No Advice Regarding Grant. Natus is not providing any tax, legal or financial advice, nor is Natus making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
8.2    Language. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
8.3    Imposition of Other Requirements. Natus reserves the right to impose other requirements on Participant’s participation in the Plan, on the Shares and on any Shares acquired under the Plan, to the extent Natus determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
8.4    Acknowledgement. Natus and Participant agree that the Restricted Shares are granted under and governed by the Notice, this Agreement and by the provisions of the Plan (incorporated herein by reference). Participant: (i) acknowledges receipt of a copy of the Plan and the Plan prospectus, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the Restricted Shares subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.
8.5    Entire Agreement; Enforcement of Rights. This Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement will not be construed as a waiver of any rights of such party.
8.6    Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by Natus and Participant with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which Natus’s Common Stock may be listed or quoted at the time of such issuance or transfer.
8.7    Governing Law and Venue; Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i)

such provision will be excluded from this Agreement, (ii) the balance of this Agreement will be interpreted as if such provision were so excluded and (iii) the balance of this Agreement will be enforceable in accordance with its terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Plan or this Agreement, will be brought and heard exclusively in the United States District Court for the Northern District of California or the Superior Court of Santa Clara County, California. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.
8.8    Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement will be deemed to be the product of all of the parties hereto, and no ambiguity will be construed in favor of or against any one of the parties hereto.
8.9    Notices. Any notice to be given under the terms of the Plan will be addressed to Natus in care of its principal office, and any notice to be given to Participant will be addressed to such Participant at the address maintained by Natus for such person or at such other address as Participant may specify in writing to Natus.
8.10    Consent to Electronic Delivery of All Plan Documents and Disclosures. By Participant’s acceptance (whether in writing, electronically or otherwise) of the Notice, Participant and Natus agree that this opportunity to purchase the Restricted Shares is granted under and governed by the terms and conditions of the Plan, the Notice and this Agreement. Participant has reviewed the Plan, the Notice and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of the Plan, the Notice and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this Agreement. Participant further agrees to notify Natus upon any change in Participant’s residence address. By acceptance of this opportunity to purchase the Restricted Shares, Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by Natus or a third party designated by Natus and consents to the electronic delivery of the Notice, this Agreement, the Plan, account statements, Plan prospectuses required by the U.S. Securities and Exchange Commission, U.S. financial reports of Natus, and all other documents that Natus is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the Restricted Shares and current or future participation in the Plan. Electronic delivery may include the delivery of a link to a Natus intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at Natus’s discretion. Participant acknowledges that Participant will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Participant understands that Participant must provide on request to Natus or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Participant understands that Participant’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Participant has provided an electronic mail address), at any time by notifying Natus of such revised or revoked consent in writing or by electronic mail or other electronic medium. Finally, Participant understands that Participant is not required to consent to electronic delivery.
8.11    Counterparts. This Agreement may be executed in two or more counterparts, each of which will he deemed an original and all of which together will constitute one instrument.

9.    Section 83(b) Election. No election under Section 83(b) of the Code will be available or permitted with respect to any of the Shares and any income recognized as a result of receiving the Shares will be treated as ordinary compensation income subject to federal, state and local income, employment and other tax withholding.
10.    Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Restricted Stock Award materials by and among, as applicable, the Employer, Natus and any Parent or Subsidiary of Natus for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
Participant understands that Natus and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Natus, details of all Restricted Stock Awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
Participant understands that Data may be transferred to such stock plan service provider as may be selected by Natus, which is assisting Natus with the implementation, administration and management of the Plan. Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. Participant authorizes Natus the applicable stock plan service provider and its affiliates, and any other possible recipients which may assist Natus (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service and career with Natus or a Subsidiary of Natus will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that Natus would not be able to grant Participant Restricted Stock Awards or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first mentioned above.

NATUS MEDICAL INCORPORATED By: ________________________________ Name: Title:	PARTICIPANT ________________________________ [Participant’s Name]